Exhibit 10.1

JV agreement between
Makaelo Limited
And Aifeng Li

Regarding Exploration and Development of Donggou and Xiaoxigou Copper Property in Inner Mongolia

Party A:   Aifeng Li
Party B:   Makaelo Limited

Whereas:

A:	Aifeng Li holds two exploration permits in Donggou and Xiaoxigou property of Inner Mongolia, and has the legal authority to sign this agreement.

B:
Makaelo Limited is a subsidiary company of Sterling Group Ventures, Inc. , which is a United State public company and registered at Nevada of United States, and has the legal authority to sign this agreement.

Based on mutual benefits for both parties and through friendly negotiation, Party A and Party B have reached the following agreement for the joint venture exploration and development of Donggou and Xiaoxigou copper property within the range of exploration licenses held by Aifeng Li.

1.
Both Parties agree to set up a cooperative joint venture company in Inner Mongolia, China in accordance with the Sino-foreign joint venture enterprise law and other related Chinese laws and regulations, to explore and develop in the area of Donggou and Xiaoxigou copper property (the "cooperative Company"). The exploration licenses of Donggou and Xiaoxigou copper property covers about 52 square km (the “cooperative area”).

2.	Cooperative conditions and rights of both parties:

	2.1	In first stage (exploration stage), Party A provides all exploration licenses in the cooperative area, achievements and all geological data, and Party B provides exploration cost.

2.2
Party B shall provide 5.2 million RMB Yuan as an exploration expenditure within three years in installments (The first year commitment is not less than 2 million RMB Yuan). The exploration will be divided into several stages. The minimum exploration expenditure for each stage shall be determined based on the exploration design for this area by both parties.

	2.3	If Party B elects to terminate the project during exploration period, Party B shall not have any rights of the project. The exploration licenses shall be returned to Party A without any conditions. At same time, Party A shall have right to obtain the achievement of the exploration and all original documents or the copy of all original documents.

2.4
Party A uses its exploration licenses and geological information as its contributions in the cooperative company. The value that Party A contributes is 4.8 million Chinese Yuan. The ownership of Party A in the cooperative company is 48%. Party B shall provide 5.2 million Chinese Yuan to earn 52% of the interest in the cooperative company. In the second stage (development stage or continuing exploration stage), contributions to fund the exploration and development of the Project will be made pro rata. The interest of Party A will be diluted to not less than 10% if it elects not to make cash contributions.

3.	Liabilities of both parties

	3.1	Party A guarantees no dispute of the exploration licenses in the cooperative area.

	3.2	Party A shall be in charge of coordination of Inner Mongolia local relations and protect the interest of the cooperative company.

3.3
Party A shall provide all necessary geological data to Party B. Party B shall keep confidential all received information except those requested by the regulatory authorities (government and SEC authorities) to be disclosed to the public and shall be fully responsible for the damage caused by leaking of the information.

	3.4	Party B shall provide exploration costs according to the schedule, the costs shall be accounted into the cooperative company as early contributions of Party B.

4.	Cooperative company and board of directors

	4.1	Party B will set up Cooperative company with Party A. Cooperative company shall be registered in Inner Mongolia of China.

4.2
The Board of Directors of the cooperative company shall consist of 5 members. Three members shall be appointed by Party B and two members shall be appointed by Party A. The chairman shall be appointed by Party B and vice chairman shall be appointed by Party A.

	4.3	General manager and vice general manager shall be appointed by the Board of Directors. The director can be general manager if the Board of Directors agrees.

General manager shall be in charge of daily operation of the cooperative company.

5.	Right of first refusal

Should either Party (a “Vending Party”) elect to sell, transfer, or otherwise dispose of all or any portion of its interest in the Cooperative Company, it must first offer such interest (the “Offered Interest”) to the other Party (“Other Party”). The Other Party must reply to the Vending Party within 30 days after receipt of the offer. If the Other Party does not intend to increase its interest in the Cooperative Company, the Vending Party may transfer its Offered Interest within 90 days to a third party but the terms and conditions shall not be more favorable than the offer to the Other Party. Should the Vending Party be unable to transfer its Offered Interest in the Cooperative Company within 90 days and alter terms and conditions of transferring, the Vending Party must again comply with the above provision and offer it again to the Other Party.

6.
The cooperative period of the cooperative company shall be 30 years. Through consultation of both parties and upon approval of China related management authorities, the cooperative period can be extended.

7.	Considering that Party B is listed at NASD OTC Bulletin Board, this agreement is subject to the approval of Party B’s Board of Directors and SEC.

8.
After signing this agreement, both parties agree to sign the geophysical exploration working contract with Geology and Earth Physics of China Academy of Science for the cooperative area before March 12, 2005.

9.	The agreement has been signed by both parties on March 2, 2005. There are four copies of the agreement. Each party keeps two copies. Both parties agree that the agreement can be amended through fax.

Party A:	Aifeng Li
Address:	Anyang, Henan Province of China
Tel:	0372-3957614
Fax:	0372-3937614
Cel:	136-0372-3209
Email:	fuhuakuangye@yahoo.com.cn

Representative: /s/ Aifeng Li
Date: March 2, 2005

Party B:	Makaelo Limited
Address:	Suite 900 – 789 West Pender Street, Vancouver, BC, Canada V6C 1H2
Tel:	604-893-8891
Fax:	604-405-8515
Cel:	139-1091-6496
Email:	richardshao@163.com

Representative: /s/ Xuxin Shao
Date: March 2, 2005

Appendix:
Exploration permits:
1)	1500000411738; 31.05 km2 expiration date: November 19, 2005
2)	1500000411739; 21.72 km2 expiration date: November 19, 2005